Exhibit 10.28

50 Tice Boulevard
Suite A26
Woodcliff Lake, NJ 07677
(201) 645-4765 (tel)

June 20, 2019

John Koconis

Subject:  Koconis Employment Offer

Dear John,

On behalf of Timber Pharmaceuticals LLC (“Timber” or the “Company”), I am pleased to extend to you an offer of employment for the role of Chief Executive Officer.  This position will be located at Timber’s future headquarter offices, with the location to be determined in New Jersey.  You will report to the Board of Directors.  Your start date will be mutually determined, but I anticipate it to be on or around July 1, 2019.  I am excited about the possibility of you joining the team and your helping to build our high value medical dermatology company.

The terms of your employment offer are outlined below:

•                 Initial monthly base pay of $16,667 which, when annualized, is equivalent to $200,000 per year.  Upon the consummation of a private or public financing for the company (anticipated within 3-4 months, around our anticipated reverse merger transaction), this base pay would be increased to $29,167 per month, which, when annualized, is equivalent to $350,000 per year.  Upon the commercialization of the company’s first product, whether through license, acquisition, or approval of a development product, the base pay would be increased commensurate with the stage of the company, but to a minimum of $33,333 per month, which, when annualized, is equivalent to $400,000 per year.

•                 Participation (pro-rated for 2019) in a Performance Bonus Plan with a target of 50% of your base salary, based on company and individual achievement. Your bonus will be based on your performance meeting mutually established individual goals and objectives to support the growth strategy of the Company as well as the Company’s overall performance.

•                 Commensurate with your position, and in order to award you with equity in the Company in a tax efficient manner, upon the commencement of your employment with the Company, you will be entitled to receive a grant of value appreciation rights (VARs) (at the fair market value at the grant date) in the Company equivalent to 3.0%

Confidential

(on a fully-diluted basis as of the grant date) of the common equity of the Company.  These VARs will be governed by the terms of the TardiMed Sciences 2019 Equity Incentive Plan, pursuant to which Timber is a portfolio company of TardiMed Sciences.  The VARs will have standard industry terms, inclusive of vesting on an annual basis over five (5) years from the grant date, with accelerated vesting in the case of a change in control.

•                  As a regular, full-time employee of the Company, you will be eligible to participate in any Employee Benefit Plans that the Company puts in place.  It is expected that initially such benefits will include health and dental insurance, and that additional benefits will be put in place as the Company grows.  A company-wide policy on benefits will be developed as the company grows, and senior executives (including the CEO) will have the costs of certain benefits covered by the company at 100%.

•                 As a regular, full time employee of the Company you will accrue vacation and sick leave.  Vacation will accrue at the rate of 1.67 days per month, or twenty days per year.

This offer of employment does not represent an employment contract.  You will be an employee at will, and just as you retain the right to resign, with or without notice or cause, Timber has the same right with respect to termination of your employment.  However, in the event that you are terminated without cause after 3 months of initial employment, you will be entitled to receive a cash severance equal to 9 months of your current base salary.

If you understand and accept these terms, please sign and return one copy of this offer letter to me.

I would love to have you join Timber and be a part of building a great company.  Should you have any questions regarding this offer, please feel free to contact me at:  646-321-0593.

Sincerely,

/s/ Michael Derby

Michael L. Derby
Executive Chairman
Timber Pharmaceuticals LLC

Agreed to and Accepted by:

/s/ John Koconis	6-20-2019
John Koconis	Date